EXHIBIT 99.1

Puissant Industries Inc. Announces Acquisition of 14 Miles of Pipeline, Knox Wells and Development Acreage.

Puissant Industries, Inc. (OTCBB: PSSS)(“Puissant” or the “Company”) (Corporate Website: psss.co), an independent energy company currently focused on the natural gas and liquids rich portion of the Devonian shale play in Eastern Kentucky, today announced that it has purchased approximately 14 miles of 4-inch pipeline, 3 Knox Oil and Gas Wells, Compressor Station Site and related facilities and 814 acres for oil and gas development from N.A. Energy Resources Corporation and Kentucky Petroleum Operating Ltd for consideration of $400,000 cash.

The additional 14 miles of pipeline is estimated to increase the Company’s capacity by 82%, from 1.82 MMCFPD (million cubic feet per day) to 3.31 MMCFPD. Additionally, the pipeline purchase is estimated to increase the Company’s short-term natural gas sales by approximately 28%, which will be reflected in its monthly cash flows.

Mark Holbrook, Puissant’s Chief Executive Officer: “We are pleased with the Company’s acquisition of the 14 miles pipeline and other assets. The increase in pipeline capacity and added sales point will enable us to develop our oil and gas properties more expeditiously and will increase our capacity to process increasing amounts of natural gas liquids as we expand into multiple stripping facilities.”

About Puissant Industries, Inc.
Puissant Industries, Inc. is engaged in oil and gas exploration and development activities in fractured shale formations located in Eastern Kentucky. Puissant’s business strategy is to grow its reserves, production and cash flow on a cost-efficient basis. The key elements of this business strategy include:
• Developing and exploiting Puissant’s existing properties with a multi-year drilling program in the Appalachian Basin Devonian Shale;
• Maintain long-life reserve base by focusing on acreage acquisition and development activities on resources that target long-life gas and oil reserves; and
• Use a disciplined financial approach to be financially strong, yet flexible, through the prudent management of our balance sheet and active management of commodity price volatility.

Disclaimer:
This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company’s business plan and the information presented above. The information contained in this press release should not be construed as an indication in any way whatsoever of future production levels, the future value of the Company’s common stock, future revenues or our present or future financial condition. You should be aware that the SEC does not permit the above values in computing the Company’s assets on the Company’s balance sheet. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.